Security Information


Security Purchased


CUSIP
98385X106


Issuer
XTO ENERGY


Underwriters
Goldman Sachs, Lehman Brothers, Morgan
Stanley, AG Edwards, BoA, BMO Capital
Markets, Citigroup, Credit Suisse, DBSI, Friedman
Billings Ramsey, Howard Weil, Jefferies & Co, JP
Morgan, Pickering Energy Partners, Simmons &
Co, SunTrust Robinson Humphrey, UBS,
Wachovia


Years of continuous operation, including predecessors
> 3 years


Ticker
XTO US


Is the affiliate a manager or co-manager of offering?
Co-Manager


Name of underwriter or dealer from which purchased
Lehman Brothers


Firm commitment underwriting?
Yes


Trade date/Date of Offering
6/4/2007


Total dollar amount of offering sold to QIBs
 $  907,500,000


Total dollar amount of any concurrent public offering
 $    -


Total
 $  907,500,000


Public offering price
 $  60.50


Price paid if other than public offering price
 N/A


Underwriting spread or commission
 $  1.97


Rating
N/A


Current yield
N/A










Fund Specific Information








Board
Total Share Amount
Purchased
$ Amount of Purchase
% of Offering
Purchased by the
Fund



Chicago Funds







DWS Balanced Fund
Chicago
12,900
 $                   780,450
0.09%



DWS Balanced VIP
Chicago
4,200
 $                   254,100
0.03%



New York Funds







DWS Global Commodities Stock Fund
New York
                        15,400
 $                   931,700
0.10%



DWS Commodity Securities Fund
New York
                          6,200
 $                   375,100
0.04%



DWS Capital Growth Fund
New York
                        46,400
 $                 2,807,200
0.31%



DWS Capital Growth VIP
New York
29,000
 $                 1,754,500
0.19%



Total

114,100
 $                 6,903,050
0.76%











^The Security and Fund Performance is calculated based on information provided by State Street Bank.




*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.